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                                   EXHIBIT 5.1
             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP


                                  July 26, 2002

Discovery Partners International, Inc.
9640 Towne Centre Drive
San Diego, California 92121

        Re: Discovery Partners International, Inc.- Registration Statement on Form S-8 for (i) 963,867 Shares of Common Stock and Related Stock Options issuable under the 2000 Stock Incentive Plan, and
             (ii) 722,900 Shares of Common Stock issuable under the
             2000 Employee Stock Purchase Plan.

Ladies and Gentlemen:

We have acted as counsel to Discovery Partners International, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of
(i) an additional 963,867 shares of common stock and related stock options for issuance under the Company's 2000 Stock Incentive Plan (the "Incentive Plan") and (ii) an additional 722,900 shares of common stock for issuance under the Company's 2000 Employee Stock Purchase Plan (the "Purchase Plan"). All of such shares of common stock are collectively referred to herein as the "Shares."

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the establishment of the Incentive Plan and the Purchase Plan. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of stock option agreements duly authorized under the Incentive Plan and in accordance with the Registration Statement, or (b) duly authorized direct stock issuances in accordance with the Incentive Plan and the Purchase Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Incentive Plan, the Purchase Plan or the Shares.


Very truly yours,

/s/ BROBECK, PHLEGER & HARRISON LLP
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    BROBECK, PHLEGER & HARRISON LLP